Supplement Dated July 1, 2009

To Prospectus Dated May 1, 2009 for

ProSaver® Platinum ST
Issued By
Protective Life Insurance Company

This Supplement amends certain information contained in your prospectus. Please read this Supplement carefully and keep it with your prospectus for future reference.

As disclosed in the prospectus, we set Guaranteed Interest Rates for each Guaranteed Period offered under the ProSaver® Platinum ST contract. We may, in our discretion, offer higher interest rates on Annuity Deposits, renewals, or both, if your aggregate Annuity Deposits or Account Value equal or exceed certain breakpoints on the date a Sub-Account is established. Effective July 1, 2009, we will not include any Annuity Deposits or Account Value of other ProSaver® Platinum ST contracts that you own, or own as a joint owner, for the purpose of determining whether your contract is eligible for a higher interest rate to be credited to a new or subsequent Guaranteed Period.

Accordingly, the section of the prospectus entitled “Aggregation of Other ProSaver® Platinum ST Contracts to Determine Interest Rate” beginning on page 9 of the prospectus is eliminated in its entirety.